PostRock Announces Cost Reductions,

Provides Update and Sets 2015 Capex Plan

OKLAHOMA CITY – February 5, 2015 – PostRock Energy Corporation (Nasdaq: PSTR) (“PostRock”) today provided an update.

Summary

•	2014 production, at the realized 21:1 gas-to-oil economic equivalency, increased over 2% from the prior-year.
•	Oil production rose to 754 barrels per day, up 43% from the prior-year. December 2014 oil production averaged 929 BOPD. Gas production declined 9% to just over 36.2 MMcf per day.
•	Revenue increased over 15% from the prior-year.
•	Total operating expenses, including lease operating, gathering and G&A, decreased approximately $1.3 million from the prior year.
•	Bank debt decreased nearly 10% to $83 million during the year.
•	Cost reduction initiatives being implemented in 2015 are expected to further reduce operating costs by nearly $4.0 million annually.
•	On a preliminary basis the 2015 capital budget is set at $5.5 million, a reduction of over 80% from the prior year. This level of expenditures may be increased, depending on oil and gas prices.
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For 2015, approximately 73% and 28%, respectively, of the Company’s anticipated natural gas and oil production is hedged at $4.01 per Mmbtu and $92.73 per Bbl. Hedges are in place through the end of 2016.

In response to the recent collapse of oil and natural gas prices, the Company reduced its Oklahoma City headquarters staff by nearly 25% from 2014 levels. This will result in annualized savings of approximately $2.2 million. Additional cost reductions are being implemented which should further reduce general and administrative and field operating expenses throughout the remainder of the year.  In total, once plans are fully implemented, we expect to reduce ongoing operating costs by nearly $4.0 million annually.

On a preliminary basis, PostRock is setting its 2015 capital budget at $5.5 million, more than an 80% reduction from 2014. The plan includes maintenance capital and completion of development projects under way at year-end 2014. At current prices, we do not plan any drilling in 2015; however, this could change, depending on oil and gas prices. Excess operating cash flow will be used to reduce outstanding debt.

Gas and oil hedges are in place through 2016. These hedges include 9.0 Bcf, or 24.6 MMcf per day, of natural gas hedged at $4.01 per MMbtu and 71,500 barrels, or 195 barrels per day, of oil hedged at $92.73 per barrel. Assuming no new drilling, this represents approximately 73% and 28%, respectively, of expected gas and oil production forecasted in 2015. Additionally, in 2016, 21.4 MMcf per day and 180 barrels per day are hedged at $4.01 per MMbtu and $90.33 per barrel.

During 2014, the Company performed 13 recompletions and drilled four Hunton horizontal wells. In  addition, we participated in drilling two Woodford horizontal wells in a joint venture with Silver Creek Oil & Gas, LLC, operator of the JV. Oil production in 2014 increased 43% to just over 275,000 net barrels of oil, an average of 754 barrels per day. Gas production totaled 13.2 net Bcf, a 9% decrease from the prior year, which is slightly less than historic annual decline rates of 12-13%. At the realized gas-to-oil equivalency of 21:1,  production increased 2% from the prior year.

Two of the Hunton horizontal wells  were placed on production in the fourth quarter and reached peak production of 330 BOPD and 275 BOPD, respectively, before year-end. The gross cost for the wells was $6.6 million. Combined, the four Hunton wells drilled during the year cost $13.4 million and have produced just shy of 100,000 gross barrels of oil. Using actual revenue received through December 2014 and applying a recent strip, the projected combined IRR for the wells  exceeds 20%. Unfortunately, results from the two joint venture wells have, to date, been very disappointing. Thus far, after recovering about 50% of frac load, the wells have lower than expected oil and gas rates. The Company has a 30% interest in the wells.

Forward-Looking Statements

Opinions, forecasts, projections or statements, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance such expectations will prove correct. Actual results may differ materially due to a variety of factors, some of which may not be foreseen. These risks and other risks are detailed in the Company's filings with the Securities and Exchange Commission, including risk factors listed in the Annual Report on Form 10-K and other filings. The Company's SEC filings may be found at www.pstr.com or www.sec.gov. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes.

About the Company

PostRock Energy Corporation is engaged in the acquisition, exploration, development, production and gathering of crude oil and natural gas. Its primary production activity is focused in the Cherokee Basin, a 15-county region in southeast Kansas and northeast Oklahoma, and in Central Oklahoma. The Company owns and operates over 3,000 wells and maintains nearly 2,200 miles of gas gathering lines primarily in the Cherokee Basin.

Company Contact:

Stephen L. DeGiusti

EVP, General Counsel & Secretary

sdegiusti@pstr.com

(405) 702-7420